UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 10, 2022

ARDELYX, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-36485	26-1303944
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)
400 FIFTH AVE., SUITE 210, WALTHAM, MASSACHUSETTS 02451
(Address of principal executive offices, including Zip Code)
Registrant’s telephone number, including area code: (510) 745-1700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001	ARDX	The Nasdaq Global Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company  ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 10, 2022, Ardelyx, Inc. (the “Company”) appointed Robert Felsch as the Company’s Chief Accounting Officer. Mr. Felsch will continue to service as the Company’s Senior Vice President, Finance, a position held since February 1, 2022. Effective upon Mr. Felsch’s appointment as Chief Accounting Officer, Justin Renz, the Company’s Chief Financial Officer, Principal Accounting Officer and Treasurer will no longer serve as Principal Accounting Officer, but will continue to serve as the Company’s Chief Financial Officer and Treasurer.

Mr. Felsch served as the Company’s Vice President, Finance and Controller from September 2020 to September 2021, prior to his employment by IGM Biosciences (Nasdaq: IGMS) as Senior Vice President Corporate Controller from September 2021 to January 2022. Mr. Felsch served as the Vice President, Corporate Controller, Head of FP&A for Array BioPharma, Inc, from May 2018 through May 2020, and through its acquisition by Pfizer Inc. (NYSE:PFE) in July 2019. Before that, from July 2010 through May 2018, Mr. Felsch held numerous positions of increasing responsibility with Celgene Corporation, most recently as the Vice President, Head of Internal Audit. Mr. Felsch received a Bachelor of Science in Accounting from the University of Southern California and earned his CPA from the State of California.

On December 23, 2021, in connection with his appointment as the Company’s Senior Vice President, Finance, Mr. Felsch entered into an offer letter agreement (the “Offer Letter”) with the Company. The Offer Letter provides Mr. Felsch an annual base salary of $375,000 and an annual target bonus of 35% of such base salary upon the achievement of specific goals and objectives to be established by the Company’s board of directors, which bonus for fiscal year 2022 will be pro-rated based on service during 2022. In connection with his commencement of employment on February 1, 2022, Mr. Felsch received a sign on bonus of fifty thousand dollars ($50,000) and he will receive an additional fifty thousand dollars ($50,000) on April 1, 2022. In addition, on February 1, 2022, in connection with his appointment as the Company’s Senior Vice President, Finance Mr. Felsch received an option to purchase 140,626 shares of the Company’s common stock (the “Option Award”), and a grant of 30,000 restricted stock units (the “RSU Award”). The Option Award has a per share exercise price of $0.84, which was the last reported sale price of the Company’s common stock on the February 1, 2022 grant date. The Option Award will vest and become exercisable on the first anniversary of Mr. Felsch’s employment start date as to 25% of the shares underlying the Option Award, with the remaining shares vesting and becoming exercisable ratably on a monthly basis over a period of 36 months thereafter, such that the Option Award would be fully vested and exercisable on the fourth anniversary of Mr. Felsch’s employment start date, subject to Mr. Felsch’s continued service to the Company through each vesting date. The RSU Award will vest as to 25% of the shares on the first Company designated quarterly RSU vest date following the first anniversary of Mr. Felsch’s employment, with the remaining shares vesting quarterly over the next three years on the Company’s quarterly designated RSU vest dates. Mr. Felsch’s compensation will not change as a result of his appointment as the Company’s Chief Accounting Officer. The Company intends to enter into its standard forms of indemnification agreement and change in control severance agreement with Mr. Felsch.

Mr. Felsch has not been involved in any transactions that would require disclosure under Item 404(a) of Regulation S-K.
Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers;
Compensatory Arrangements of Certain Officers.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 14, 2022	ARDELYX, INC.

	By:	/s/ Justin Renz
Justin Renz
Chief Financial Officer